Exhibit 10.87

UNSECURED PROMISSORY NOTE

U.S. $200,000.00	October 9, 2014

FOR VALUE RECEIVED, the undersigned, Eos-Petro, Inc., a Nevada corporation (the “Issuer”), hereby promises to pay to the order of Ridelinks, Inc., a California corporation (the “Payee”), at such place as the Payee shall direct in writing, the principal sum of Two Hundred Thousand Dollars ($200,000.00), with interest at 2.00% on the unpaid balance.  All references to Dollars herein are to lawful currency of the United States of America.

All unpaid principal of this Note and accrued interest shall be due and payable on March 15, 2015 (the “Maturity Date”). In addition, on the Maturity Date Issuer shall pay to Payee an exit fee of $30,000.00 (the “Exit Fee”). This Note and Exit Fee may be prepaid at any time in whole or in part without penalty.  This Note is subject to a “Full Recourse Guaranty of Payment” from Nikolas Konstant of even date herewith.

In the event of default the interest rate on the note will increase to 20% annually going forward from the due date of the note but not retroactively.

In any action at law or in equity to enforce or construe any provisions or rights under this Note, the unsuccessful party or parties to such litigation, as determined by a court pursuant to a final offer, judgment or decree, shall pay to the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by such successful party.

This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law provisions of the State of California, or of any other state.

Eos-Petro, Inc.
A Nevada corporation

By: /s/ Nicholas Konstant
    Nicholas Konstant
    Its: Chief Financial Officer